UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 14, 2015

LION BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA
(State of Incorporation)

000-53127	75-3254381
(Commission File Number)	(I.R.S. Employer Identification No.)

21900 Burbank Blvd., Third Floor, Woodland Hills, California	91367
(Address of Principal Executive Offices)	(Zip Code)

(818) 992-3126
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2014, Lion Biotechnologies Inc. (the “Company”) entered into an employment agreement with Elma Hawkins Ph.D. (the “Employment Agreement”) pursuant to which Dr. Hawkins agreed to serve as the Company’s President and Chief Operating Officer. On December 12, 2014, the Company appointed Dr. Hawkins as our Chief Executive Officer in addition to her office as President, effective January 1, 2015. In consideration of agreeing to serve as Chief Executive Officer, Dr. Hawkins’ salary was increased and she was granted additional stock options. Dr. Hawkins’ appointment as the Chief Executive Officer, including her increased salary and the grant of additional stock options, were reported in a Form 8-K filed on December 15, 2014. However, the Employment Agreement was not, at that time, amended to reflect the foregoing appointment or the revised terms of employment.

On April 14, 2015, the Company and Dr. Hawkins entered into Amendment No. 1 to the Employment Agreement (the “Amendment”) to document the previously reported appointment as the Company’s Chief Executive Officer and revised compensation arrangements. In addition, the Amendment also increased the amount of severance that Dr. Hawkins is entitled to receive in the event that (i) the Company terminates the Employment Agreement without cause or (ii) her employment is terminated in connection with a change of control. The Amendment amended Section 6.2 of the Employment Agreement to change the definition of “Severance Payment” from an amount equal to six months of Dr. Hawkins’ then base salary to an amount equal to 12 months of Dr. Hawkins’ then base salary.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Amendment No. 1 to Executive Employment Agreement, dated April 14, 2015, by and among Lion Biotechnologies, Inc. and Dr. Elma Hawkins.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LION BIOTECHNOLOGIES, INC.

Date: April 16, 2015	By:	/s/ Michael Handelman
Michael Handelman, Chief Financial Officer